Exhibit 99.1

Letter Of Intent

December 6, 2013

Re: Merger Agreement, etc.

This Letter of Intent (the “LOI”) sets forth certain understandings between The 360 Agency, LLC (hereinafter “360”), and Monarch Investment Properties Inc. (hereinafter “Monarch”), regarding the merger of 360 with and into Monarch (the “Merger”) and certain other agreed upon actions amongst the parties. The parties agree that this LOI sets out the key terms of the Merger and certain other agreed upon actions to be taken by the parties. The parties agree to negotiate and enter into a comprehensive merger agreement (the “Merger Agreement”) to evidence such sale.

1.	Appointment.

1.1	Immediately upon execution of this Agreement Monarch agrees to appoint Robert Licopoli manager of 360) to be Chief Executive Officer and member of the Board of Directors of Monarch effective immediately after the filing with the SEC by Monarch of its Form 10Q for the quarter ended 9/30/2013. For joining Monarch in such capacity Monarch shall issue Mr. Licopolli 20,000,000 shares of its common stock. These shares will be held in escrow pending closing of the Merger.

2.	Loans, Accounts Payable.

2.1	Monarch shall execute a three (3) year $10,000 Convertible Unsecured Promissory Note payable to Black Diamond Realty Mgmt., LLC (pursuant to a mutually agreeable Promissory Note) which shall be convertible into 1,000,000 shares of common stock of Monarch on a post-split basis.

Either party may require/force conversion of the Note any time prior to Maturity.

Black Diamond Realty Mgmt., LLC shall fund the loan directly to Monarch within seven (7) days of the execution of this LOI.

Proceeds of the loan shall be used to pay liabilities of Monarch incurred in the ordinary course of business.

2.2	David Miller agrees that he shall retire a portion of the debts due from Monarch in exchange for a non-refundable payment of $10,000 within seven (7) days of execution of LOI and 200,000 shares of common stock of Monarch (on a post-split basis) of which 75,000 shall be unrestricted “Free Trading” shares.

2.3	Monarch shall have no liabilities upon closing of the Merger aside from ordinary operating expenses incurred in the normal course of business.

3.	Corporate Actions.

3.1	Monarch agrees that it shall conduct a 100-1 reverse split of its common stock and change its name as determined by Mr. Licopoli.

4.	Merger.

4.1	360 shall merge with and into Monarch, with Monarch as the surviving entity. An aggregate of 48,000,000 shares of Monarch common stock (on a post-split basis, see below) will be issued to the members of 360.

4.2	All officers and directors, other than Mr. Licopoli will resign upon closing of the Merger.

5.	Representations, Warranties and Agreements.

5.1	Monarch represents, warrants and agrees that:

(a)	Monarch shall operate its business, prior to the closing of the Merger in the normal and ordinary course consistent with past practices.

(b)	Monarch agrees not to issue any shares of common stock, preferred stock or any instrument convertible into shares of common stock. Prior to the completion of the Merger, the Monarch will have no more than 37,000,000 shares of common stock, and no shares of preferred stock issued and outstanding.

(c)	There are no outstanding subscriptions, rights, options, warrants, convertible securities or other agreements or commitments obligating Monarch to sell, convey or issue any additional common shares or any securities convertible into common shares.

5.2	The Purchase Agreement will contain customary representations, warranties, indemnifications, acknowledgements and agreements, in addition to those contained in this LOI.

5.3	Subject to any provisions in the Purchase Agreement to the contrary, the representations, warranties and covenants of the parties will be a condition on which the parties will have relied on in entering into the Purchase Agreement.
6.	Closing and Standstill.

6.1	The parties will use their reasonable best efforts to complete and close the Merger as follows: 360 and its representative shall conduct due diligence on the Monarch within seven days of the date this LOI has been signed by all parties (the “Due Diligence Period”); in the event no issues arise during the Due Diligence Period the parties shall work jointly to prepare and execute a mutually agreeable Merger Agreement on or before 14 days of the date this Agreement has been signed by all parties.

6.2	At closing, the parties will deliver such documentation as may be reasonably requested by the other party’s counsel to effect the Merger.

6.3	Until the completion of the Merger occurs, or until termination of this LOI in accordance with the terms hereof, or until otherwise mutually agreed to by the parties in writing the parties agree as follows:

(a)	Monarch hereby agrees to take all necessary steps to ensure that Monarch does not incur any liabilities other than in the normal course of business.

(b)	Each party shall keep confidential any information obtained in connection with the transactions contemplated herein, unless such information has been rightfully obtained from a third party or is generally available to the public. In the event that public disclosure is required to be made by any regulation or law, or by any regulatory filing in connection with the transactions contemplated herein, such disclosure shall be agreed by all parties, including, without limitation, approval as to form and content.

(c)	Monarch shall provide 360 and its representatives with access to financial and other information relating to Monarch as may be reasonably necessary in order for 360 to make informed decisions as to the viability of the business arrangements contemplated herein.

(d)	During the period commencing on the date this LOI is executed by all parties until the closing of the Merger or termination of this LOI, the Seller shall not contact, undertake negotiations with, or provide any information to any third party for any purpose including pursuing another transaction or series of transactions similar to the ones contemplated herein.

7.	Termination.

7.1	Parties agree that the LOI will be automatically terminated if the closing of the Merger has not occurred on or before 14 days after the date this LOI is signed by both parties, and will be of no further affect on the parties thereafter unless parties to this LOI, agree in writing to extend the closing date.

7.2	Loan from Brian Hebb shall be cancelled and forgiven.

8.	No Third Party Rights; Assignment.

Nothing in this LOI will create or be deemed to create any third party beneficiary rights in any person or entity not a party to this LOI except as provided below. No assignment of this LOI or of any rights or obligations hereunder may be made by either Seller, or Buyer (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents will be void.

The 360 Agency LLC

Accepted this 11th day of December, 2013

By:	/s/ Robert Licopoli
Robert Licopoli, Manager

Monarch Investment Properties Inc.

Accepted this 11th day of December, 2013

By:	/s/ David Miller
David Miller, President
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